Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-216450, 333‑230047, 333-236802 and 333-248136) on Form S-3 and the Registration Statements (Nos. 333‑205334, 333-211887, 333-216448, 333-223435, 333-225291, 333-226046, 333-228217 and 333-240377) on Form S-8 of SeaSpine Holdings Corporation of our reports dated March 5, 2021, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of SeaSpine Holdings Corporation, appearing in this Annual Report on Form 10-K of SeaSpine Holdings Corporation for the year ended December 31, 2020.

/s/ RSM US LLP
Los Angeles, California
March 5, 2021